Exhibit (7)(b)
                         CUSTODIAN AGREEMENT AMENDMENT
                         -----------------------------

     THIS AMENDMENT made as of this 18th day of March, 1998, to the Custodian Agreement, dated as of June 1, 1993, between 1784 Funds, a Massachusetts business trust now known as Boston 1784 Funds, and The First National Bank of Boston, a national banking association now known as BankBoston, National Association.

     IN CONSIDERATION of the mutual promises contained herein and for other good and valuable consideration, the parties hereto hereby agree to amend Section 4(B) of the Custodian Agreement to provide as follows:

     B. The Custodian may, at its sole discretion, advance cash or Securities of the Custodian as a temporary measure for extraordinary or emergency purposes, for payment or delivery on behalf of a series of the Fund (the "Series") to a third party (an "Advance"), and in the event of an Advance, property held by the Custodian on behalf of the Series with a fair market value equal to 130% of the amount of such Advance (the "Collateral") shall serve as security for the Series' obligation to repay such Advance until such time as such Advance is repaid. In the case where an Advance is extended for the purchase of Securities which constitute "margin stock" under Regulation U of the Board of Governors of the Federal Reserve System and where the Custodian reasonably determines that Regulation U applies, such additional Securities of the Series, as shall be necessary for the Custodian, in the Custodian's reasonable determination, to be in compliance with such Regulation U also shall constitute security for the Series' obligation to repay such Advance and shall be deemed "Collateral" hereunder. Notwithstanding the foregoing, in no event shall the value of the Collateral for all Advances to a Series exceed 10% of the current value of the total assets of such Series at the time of the incurrence of the last such Advance. The Fund on behalf of the Series hereby grants the Custodian a security interest in the Collateral to secure such Advance to the Series and agrees to repay such Advance promptly without demand from the Custodian (and in any event, as soon as reasonably practicable following any demand by the Custodian), unless otherwise agreed by both parties. If repayment of any Advance is not made in accordance with the terms hereof, the Custodian shall have the rights and remedies of a secured party under the Massachusetts Uniform Commercial
Code (the "Code") including the right to sell any of the Collateral on any securities market, or at public or private sale in a commercially reasonable manner, which the Fund agrees may be without notice to the Fund or prior tender, demand or call upon the Fund. Subject to the Code and to the Investment Company Act of 1940, the Custodian may purchase all or any part of the Collateral free from any redemption right, but the Fund on behalf of the Series will remain liable for any deficiency, including reasonable brokerage fee commissions. The parties acknowledge and agree that the Custodian is the Fund's "securities intermediary" as that term is defined in Section 8-102(a)(14) of the Code and that all securities constituting any part of the Collateral shall be in the "possession" and under the "control" of the Custodian as that term is defined in Section 8-106(e) of the Code.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Custodian Agreement to be executed by their respect officers thereunto duly authorized as of the date first written above.

                                             BOSTON 1784 FUNDS



                                             By: /s/Robert A. Nesher
                                                 -------------------
                                                 Name: Robert A. Nesher
                                                 Title: President


                                             BANKBOSTON, NATIONAL
                                             ASSOCIATION


                                             By: /s/Herbert N. Alleyne
                                                 ---------------------
                                                 Name: Herbert N. Alleyne
                                                 Title: Senior Manager